Exhibit 4.26

SECURITY AGREEMENT

1. THE SECURITY.  The undersigned, LAW OFFICES OF DAVID J. STERN, P.A., a Florida professional corporation (if more than one, collectively, the "Pledgor") hereby assigns and grants to DJS PROCESSING, LLC, a Delaware limited liability company (“DJS”), a security interest in the following described property now owned or hereafter acquired by the Pledgor ("Collateral") and authorizes DJS to file, with the appropriate authority, a UCC financing statement in the form attached hereto as Exhibit 1:

(a) All accounts, (including, without limitation, accounts receivables and work in process, but exclusive of any accounts receivable with respect to leases of equipment owned or leased by the Pledgor other than pursuant to the “Agreements” [as hereinafter defined]) and related contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles, including all amounts due to the Pledgor from a factor; rights to payment of money from the Bank under any Swap Contract (as defined in Paragraph 2 below); and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b) All general intangibles, including, but not limited to, (i) all patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems; but only to the extent required to collect the accounts receivable and work in process.  The Collateral shall include all good will connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles, but only to the extent required to collect the accounts receivable and work in process.

(c) All negotiable and nonnegotiable documents of title covering any Collateral.

(d) All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral, and all proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the Collateral and sums due from a third party which has damaged or destroyed the Collateral or from that party’s insurer, whether due to judgment, settlement or other process.

(e) All books, data and records pertaining to any Collateral, whether in the form of a writing, photograph, microfilm or electronic media, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records")

2. THE INDEBTEDNESS.  The Collateral secures all obligations to DJS under the following agreements, including any amendments, renewals or replacements thereof (collectively, the Agreements”):  (i) Facilities Sharing Agreement dated as of January 15, 2010; and (ii) Services Agreement dated as of January 15, 2010.  Each party obligated under such agreement is referred to as a “Debtor.”  All of the obligations secured under this Agreement are collectively referred to as the “Indebtedness.”

Pledgor acknowledges that the rights of DJS hereunder and under the UCC-1 Financing Statement filed in conjunction herewith, are all being collaterally assigned by DJS to Bank of America, N.A. (“BOA”) to secure a $15,000,000.00 credit facility from BOA to DAL Group, LLC (the “BOA Loan”).  Pledgor consents to that assignment and agrees as follows:  (a) not to amend any provision of the Agreements and/or this Security Agreement without the prior written consent of BOA, which consent shall not be unreasonably withheld if the result of such amendment would not adversely affect BOA, as determined in BOA’s sole discretion, acting reasonably; (b) not to declare a default under the Agreements without giving written notice to BOA and providing BOA the right (but not the obligation) to cure the default within a reasonable time; and (c) that BOA may succeed to the rights (but not the obligations) of DJS under the Agreements and this Security Agreement and Pledgor will recognize BOA as the successor to DJS notwithstanding anything in the Agreements to the contrary.  Notwithstanding the foregoing, the Agreements may be amended upon prior written notice to BOA, but without the consent of BOA if:  (i) the sole purpose of the amendment is to increase the rate to be paid by the Pledgor; or (ii) the sole purpose of the amendment is to decrease the rate to be paid by Pledgor by not more than 5% in the aggregate when aggregated with all decreases.

3. PLEDGOR'S COVENANTS.  The Pledgor represents, covenants and warrants that unless compliance is waived by DJS and BOA in writing:

(a) The Pledgor will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

(b) The Pledgor resides (if the Pledgor is an individual), or the Pledgor's chief executive office (if the Pledgor is not an individual) is located, in the state specified on the signature page hereof.  In addition, the Pledgor (if not an individual or other unregistered entity), is incorporated in or organized under the laws of the state specified on such signature page.  The Pledgor shall give DJS and BOA at least thirty (30) days notice before changing its residence or its chief executive office or state of incorporation or organization.  The Pledgor will notify DJS and BOA in writing prior to any change in the location of any Collateral, including the Books and Records.

(c) The Pledgor will notify DJS and BOA in writing prior to any change in the Pledgor's name, identity or business structure.

(d) The Pledgor has not granted and will not grant any security interest in any of the Collateral except:  (i) to DJS; and (ii) to a lender with the consent of BOA (as determined in the sole discretion of BOA) in accordance with the terms set forth in Section 8.26 of the Loan Agreement between BOA and DAL Group, LLC dated even date herewith, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of DJS, as assigned to BOA and except as provided in Section 5(g) of this Security Agreement.

(e) The Pledgor will promptly notify DJS and BOA in writing of any event which affects the value of the Collateral, the ability of the Pledgor or DJS to dispose of the Collateral, or the rights and remedies of DJS in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

(f) The Pledgor shall pay all costs necessary to preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales, and any costs to perfect DJS’s security interest (collectively, the “Collateral Costs”).  Without waiving the Pledgor's default for failure to make any such payment, DJS or BOA at their respective option may pay any such Collateral Costs, and discharge encumbrances on the Collateral, and such Collateral Costs payments shall be a part of the Indebtedness and bear interest at the rate set out in the Indebtedness.  The Pledgor agrees to reimburse DJS on demand for any Collateral Costs so incurred.

(g) Until DJS and/or BOA exercise their respective rights to make collection, the Pledgor will diligently collect all Collateral.

(h) If any Collateral is or becomes the subject of any registration certificate, certificate of deposit or negotiable document of title, including any warehouse receipt or bill of lading, the Pledgor shall immediately deliver such document to DJS or, if BOA has exercised its collateral assignment to BOA, together with any necessary endorsements.

(i) Except in the ordinary course of business, the Pledgor will not sell, lease, agree to sell or lease, or otherwise dispose of any Collateral except with the prior written consent of DJS and BOA.

(j) The Pledgor will maintain and keep in force all risk insurance covering the Collateral against fire, theft, liability and extended coverages (including without limitation windstorm coverage and hurricane coverage as applicable), to the extent that any Collateral is of a type which can be so insured.  Such insurance shall be in form, amounts, coverages and basis reasonably acceptable to DJS and BOA, shall require losses to be paid on a replacement cost basis, shall be issued by insurance companies acceptable to DJS and BOA and include a loss payable endorsement in favor of DJS and BOA in a form acceptable to DJS and BOA.  Upon the request of DJS and BOA, the Pledgor will deliver to DJS and BOA a copy of each insurance policy, or, if permitted by DJS and BOA, a certificate of insurance listing all insurance in force.

(k) The Pledgor will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless the Pledgor first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by DJS or BOA of the Collateral from such real property or fixture.  Such written consent shall be in form and substance acceptable to DJS and BOA and shall provide that DJS or BOA has no liability to such owner, holder of any lien, or any other person.

(l) Following a default under either of the Agreements and/or this Security Agreement, the Pledgor shall not withdraw funds from any deposit account which is part of the Collateral without the prior written consent of DJS's and, for so long as the BOA Loan remains outstanding or BOA has any funding obligation thereunder, BOA’s prior written consent.  Following such a default, the Pledgor agrees that, upon maturity of any deposit account with a maturity date, such deposit account shall be renewed at the institution’s then prevailing rate of interest for successive ninety (90) day periods (or such other time period as may be agreed by DJS, BOA and the Pledgor).

4. ADDITIONAL OPTIONAL REQUIREMENTS.  The Pledgor agrees that DJS and/or BOA may at its option at any time except as expressly provided below, whether or not the Pledgor is in default:

(a) Require the Pledgor to deliver to DJS and BOA (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

(b) Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

(c) Require the Pledgor to deliver to DJS and, for so long as the BOA Loan remains outstanding or BOA has any funding obligation thereunder, BOA any instruments, chattel paper or letters of credit which are part of the Collateral, and to assign to DJS and BOA the proceeds of any such letters of credit.

(d) Notify any account debtors, any buyers of the Collateral, or any other persons of DJS's and, for so long as the BOA Loan remains outstanding or BOA has any funding obligation thereunder, BOA’s interest in the Collateral, but only following a Default hereunder.

5. DEFAULTS.  Any one or more of the following shall be a default hereunder (each a “Default”):

(a) Any Indebtedness is not paid when due, or any default occurs under any agreement relating to the Indebtedness, after giving effect to any applicable grace or cure periods.

(b) The Pledgor breaches any term, provision, warranty or representation under this Security Agreement, or under any other obligation of the Pledgor to DJS under the Agreements, and such breach remains uncured after any applicable cure period.

(c) Subject to an the Intercreditor Agreement to the extent consented to in writing by BOA pursuant to Section 8.26 of the Loan Agreement, DJS fails to have an enforceable first lien on or security interest in the Collateral.

(d) Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of the Pledgor or of any guarantor or other party obligated under any Indebtedness.

(e) The Pledgor or any guarantor or other party obligated under any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies, or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.

(f) Any case, proceeding or other action is commenced against the Pledgor or any guarantor or other party obligated under any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors that is not dismissed within 60 days from the date of filing.

(g) Any involuntary lien of any kind or character attaches to any Collateral, except for liens for:  (i) taxes not yet due or which are due and are being contested in good faith by appropriate proceedings and amounts escrowed to the reasonable satisfaction of BOA; (ii) landlord liens for real property leases to the extent subordinated to the interest of DJS and BOA in form and substance reasonably satisfactory to BOA; (iii) liens in favor of the lessor arising from equipment leases with respect to such equipment only; or (iv) statutory liens excluding liens arising from the failure of the Pledgor to timely pay monies when such monies are due and payable.

(h) The Pledgor has given DJS any false or misleading information or representations.

6. REMEDIES AFTER DEFAULT.  Upon the occurrence of any Default, DJS and/or, for so long as the BOA Loan remains outstanding or BOA has any funding obligation thereunder, BOA may do any one or more of the following, to the extent permitted by law:

(a) Declare any Indebtedness immediately due and payable, without notice or demand.

(b) Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

(c) Enforce the security interest of DJS in any deposit account of the Pledgor maintained with BOA by applying such account to the Indebtedness.

(d) Require the Pledgor to obtain DJS's and BOA’s prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral consisting of inventory.

(e) Require the Pledgor to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to DJS and BOA in kind.

(f) Require the Pledgor to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under BOA's exclusive control.

(g) Require the Pledgor to assemble the Collateral, including the Books and Records, and make them available to DJS and to BOA at a place designated by DJS.

(h) Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of the Pledgor's equipment, if DJS or if BOA deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

(i) Demand and collect any payments on and proceeds of the Collateral.  In connection therewith the Pledgor irrevocably authorizes DJS or BOA to endorse or sign the Pledgor's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to the Pledgor and remove therefrom any payments and proceeds of the Collateral.

(j) Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to the Pledgor.

(k) Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.  The Pledgor hereby consents to the appointment of such a receiver and agrees not to oppose any such appointment.

(l) Take such measures as DJS or as BOA may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and the Pledgor hereby irrevocably constitutes and appoints DJS and BOA as the Pledgor's attorney-in-fact to perform all acts and execute all documents in connection therewith.

(m) Without notice or demand to the Pledgor, set off and apply against any and all of the Indebtedness any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness, at any time held or owing by BOA or any of BOA's agents or affiliates to or for the credit of the account of the Pledgor or any guarantor or endorser of the Pledgor's Indebtedness.

(n) Exercise any other remedies available to DJS and/or BOA at law or in equity.

7. PLEDGOR NOT A DEBTOR.  If any Pledgor is not a Debtor under some or all of the Indebtedness:

(a) The Pledgor authorizes BOA, from time to time, without affecting the Pledgor's obligations under this Agreement, to enter into an agreement with DAL Group, LLC (the “Debtor”) to change the interest rate on or renew the Indebtedness; accelerate, extend, compromise, or otherwise change the repayment terms or any other terms of the Indebtedness; receive and hold, exchange, enforce, waive, fail to perfect, substitute, or release Collateral, including collateral not originally covered by this Agreement; sell or apply any Collateral in any order; or release or substitute any borrower, guarantor or endorser of the Indebtedness, or other person.

(b) The Pledgor waives any defense by reason of any Debtor's or any other person's defense, disability, or release from liability.  DJS and BOA can exercise its rights against the Collateral even if any Debtor or any other person no longer is liable on the Indebtedness because of a statute of limitations or for other reasons.

(c) The Pledgor agrees that it is solely responsible for keeping itself informed as to the financial condition of the Debtors and of all circumstances which bear upon the risk of nonpayment.  The Pledgor waives any right it may have to require DJS or BOA to disclose to the Pledgor any information which DJS or BOA may now or hereafter acquire concerning the financial condition of the Debtors.

(d) The Pledgor waives all rights to notices of default or nonperformance by the Debtors.  The Pledgor further waives all rights to notices of the existence or the creation of new indebtedness by any Debtor and all rights to any other notices to any party liable on any of the Indebtedness.

(e) The Pledgor represents and warrants to DJS and BOA that it will derive benefit, directly and indirectly, from the collective administration and availability of credit under the Indebtedness.  The Pledgor agrees that neither BOA nor DJS will be required to inquire as to the disposition by any Debtor of funds disbursed by BOA.

(f) Until all obligations to DJS under the Indebtedness have been paid in full and any commitments of DJS or facilities provided by DJS with respect to the Indebtedness have been terminated, the Pledgor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which the Pledgor may now or hereafter have against any Debtor with respect to the Indebtedness.  The Pledgor waives any right to enforce any remedy which DJS or BOA now has or may hereafter have against any Debtor, and waives any benefit of, and any right to participate in, any security now or hereafter held by DJS or BOA.

(g) The Pledgor waives any right to require DJS or BOA to proceed against any Debtor or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, the Pledgor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Pledgor under this Agreement or which, but for this provision, might operate as a discharge of the Pledgor.

(h) In the event any amount paid to DJS or BOA on any Indebtedness or any interest in property transferred to DJS or BOA as payment on any Indebtedness is subsequently recovered from DJS or BOA in or as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding, the Pledgor shall be liable to DJS and BOA for the amounts so recovered up to the fair market value of the Collateral whether or not the Collateral has been released or the security interest terminated.  In the event the Collateral has been released or the security interest terminated, the fair market value of the Collateral shall be determined, at DJS's or BOA’s option, as of the date the Collateral was released, the security interest terminated, or said amounts were recovered.

8. DISPUTE RESOLUTION PROVISION.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim").  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of DJS involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act").  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, BOA may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9. MISCELLANEOUS.

(a) Any waiver, express or implied, of any provision hereunder and any delay or failure by DJS or BOA to enforce any provision shall not preclude DJS or BOA from enforcing any such provision thereafter.

(b) The Pledgor shall, at the request of DJS or of BOA, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as DJS or BOA may reasonably deem necessary.

(c) All notes, security agreements, subordination agreements and other documents executed by the Pledgor or furnished to DJS or BOA in connection with this Agreement must be in form and substance satisfactory to DJS and BOA, respectively.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  To the extent that DJS or BOA has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive DJS or BOA of such rights and remedies as may be available under federal law.  Jurisdiction and venue for any action or proceeding to enforce this Agreement shall be the forum appropriate for such action or proceeding against the Debtor, to which jurisdiction the Pledgor irrevocably submits and to which venue the Pledgor waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.

(e) All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.  Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

(f) All terms not defined herein are used as set forth in the Uniform Commercial Code.

(g) In the event of any action by DJS or BOA to enforce this Agreement or to protect the security interest of DJS or BOA in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, the Pledgor agrees to pay immediately the costs and expenses thereof, together with reasonable attorneys’ fees and allocated costs for in-house legal services to the extent permitted by law.

(h) In the event DJS or BOA seeks to take possession of any or all of the Collateral by judicial process, the Pledgor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

(i) This Agreement shall constitute a continuing agreement, applying to all future as well as existing transactions, whether or not of the character contemplated at the date of this Agreement, and if all transactions between DJS and the Pledgor shall be closed at any time, shall be equally applicable to any new transactions thereafter.

(j) DJS's rights hereunder shall inure to the benefit of its successors and assigns including BOA.  In the event of any assignment or transfer by DJS of any of the Indebtedness or the Collateral, DJS thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but DJS shall retain all rights and powers hereby given with respect to any of the Indebtedness or the Collateral not so assigned or transferred.  All representations, warranties and agreements of the Pledgor if more than one are joint and several and all shall be binding upon the personal representatives, heirs, successors and assigns of the Pledgor.

(k) Upon written request, BOA agrees to terminate its rights hereunder when the Loan Agreement between BOA and DAL Group, LLC is terminated and all amounts outstanding thereunder have been paid in full and BOA has no further funding obligations thereunder.

(SIGNATURE PAGES FOLLOW)

10. FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

Dated:         ,     .

DJS PROCESSING, LLC, a Delaware
limited liability company

By:

Print Name:

Title:

Address for Notices:

LAW OFFICES OF DAVID J. STERN, P.A.,
a Florida professional corporation

By:

Print Name:

Title:
\

Pledgor's Location (principal residence,
if the Pledgor is an individual;
chief executive office, if
the Pledgor is not an individual):

__________________________
Street Address

__________________________
City           State         Zip

Pledgor’s state of incorporation
or organization (if Pledgor is a corporation, partnership,
limited liability company or other registered entity):  Florida

Mailing Address (if different from above):

__________________________
Street Address

__________________________
City           State         Zip